FORM 3  U.S. Securities and Exchange Commission   OMB Approval
                Washington, D.C.  20549           OMB Number
                                                  Expires:
                                                  Estimated ave.burden
                                                  hours per response
                                                                      ----------

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF
                SECURITIES Filed pursuant to Section 16(a) of the
                        Securities Exchange Act of 1934,
             Section17(a) of the Public Utility Holding Company Act
                   of 1935 or Section 30(f) of the Investment
                               Company Act of 1940

-----------------------------------------------------------------------------------------------------------------
1.  Name and Address      2.  Date of Event Requiring    3. IRS or Soc.Sec.No.   4.  Issuer Name and Ticker
    of Reporting Person       Statement (Month/Day/Yr)      of Reporting Person      or Trading Symbol
                                                            (Voluntary)
  Kerby, William R                   3/17/2000                     N/A                Aviation Group, Inc. (AVGP)
  ----------------------      ------------------------      --------------------      ---------------------------
  (Last) (First) (Middle)

  2627 Crescent Drive     5.  Relationship of Reporting Person      6.  If Amendment, Date of
  ----------------------      to Issuer (Check all applicable)          Original
    (Street)                                                                       N/A
                              X    Director        10% Owner            -----------------------------
  White Rock, BC V4A 3J9     ----             ----                             (Month/Day/Year)
  ----------------------      X    Officer         Other
  (City) (State) (Zip)       ----             ----
                             (give title below)(specify below)      7.  Individual or Joint/Group
                                                                         Filing (Check Applicable
                                     President & CEO                     Line)
                              --------------------------------
                                                                         X   Form filed by one
                                                                        ---  Reporting Person

                                                                             Form filed by more
                                                                        ---  than one Reporting
                                                                             Person



*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)


-----------------------------------------------------------------------------------------------------------------
             Table I - Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------------------

1.   Title of Security              2.    Amount of          3.     Ownership Form:   4.   Nature of Indirect
     (Instr. 4)                           Securities                Direct (D) or          Beneficial
                                          Beneficially              Indirect (I)           Ownership
                                          Owned (Instr. 4)          (Instr. 5)             (Instr. 5)

Common Shares                                    0                        N/A                      N/A
---------------------------------         ----------------          ---------------        ----------------------

---------------------------------         ----------------          ---------------        ----------------------

---------------------------------         ----------------          ---------------        ----------------------

---------------------------------         ----------------          ---------------        ----------------------

---------------------------------         ----------------          ---------------        ----------------------

---------------------------------         ----------------          ---------------        ----------------------

---------------------------------         ----------------          ---------------        ----------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
         (Print or Type Responses)


FORM 3 (continued)
Page 2

-----------------------------------------------------------------------------------------------------------------
               Table II - Derivative Securities Beneficially Owned
          (e.g. puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------

1.   Title of                       2.  Date Exercisable and           3.  Title and Amount of Securities
     Derivative                         Expiration Date                    Underlying Derivative Security
     Security                           (Month/Day/Year)                   (Instr. 4)
                                    -----------------------------------------------------------------------------
                                    Date             Expiration                         Amount or Number
                                    Exercisable      Date              Title            of Shares
 N/A
---------------------------------   --------------   ---------------   --------------   -------------------------

---------------------------------   --------------   ---------------   --------------   -------------------------

---------------------------------   --------------   ---------------   --------------   -------------------------

---------------------------------   --------------   ---------------   --------------   -------------------------

---------------------------------   --------------   ---------------   --------------   -------------------------

4.  Conversion or Exercise          5.  Ownership Form of                  6.  Nature of Indirect Beneficial
    Price of Derivative                 Derivative Security:                   Ownership
    Security                            Direct (D) or Indirect (I)             (Instr. 5)
     (Instr. 4)                         (Instr. 5)

---------------------------------   ------------------------------------   --------------------------------------

---------------------------------   ------------------------------------   --------------------------------------

---------------------------------   ------------------------------------   --------------------------------------

---------------------------------   ------------------------------------   --------------------------------------

---------------------------------   ------------------------------------   --------------------------------------

---------------------------------   ------------------------------------   --------------------------------------

---------------------------------   ------------------------------------   --------------------------------------


Explanation of Responses:


                                                                      /s/ William R. Kerby               3/23/00
                                                                      -------------------------------   ---------
                                                                      **Signature of Reporting Person      Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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